Exhibit 99

US AIRWAYS REPORTS AUGUST TRAFFIC

     ARLINGTON, Va., Sept. 3, 2004 -- US Airways reported its August 2004 passenger traffic today.

     Mainline revenue passenger miles for August 2004 increased 0.8 percent on a 2.9 percent increase in available seat miles compared to August 2003. The passenger load factor was 79.1 percent, which is a 1.6 percentage point decrease compared to August 2003.

     For the first eight months of 2004, mainline revenue passenger miles increased 7.4 percent on a 4.6 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for January through August 2004 was 76.3 percent, a 2.0 percentage point increase compared to the same period in 2003.

     The two wholly owned subsidiaries of US Airways Group, Inc. -- Piedmont Airlines, Inc. and PSA, Inc.-- along with MidAtlantic Airways, reported a 79.0 percent increase in revenue passenger miles for August 2004, on 50.5 percent more capacity compared to August 2003. The passenger load factor was 64.2 percent, a 10.2 percentage point increase compared to August 2003.

     For January through August 2004, revenue passenger miles for the two wholly owned US Airways Express carriers and MidAtlantic increased 36.9 percent on an 18.3 percent increase in available seat miles compared to the first eight months of 2003. The passenger load factor for January through August 2004 was 60.9 percent, an 8.3 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for August 2004 is expected to decrease between 4.5 percent and 5.5 percent compared to August 2003.

     Customer reaction to US Airways' new low GoFares, which were introduced in Philadelphia in May and in the Washington area in mid-June, continues to be positive, resulting in an 83.6 percent mainline August load factor in GoFares markets, compared to a 78.2 percent load factor in non-GoFares markets.

     US Airways ended the month of August by completing 97.9 percent of its scheduled departures. Continued heavy rain and thunderstorm activity in the East during the month of August affected the company's departure performance. There was no change in the mileage completion factor compared to August 2003.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to implement its Transformation Plan absent a judicial restructuring; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's Class A Common Stock; and other risks and uncertainties listed from time to time in the company's reports to the SEC. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	August 2004	August 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,666,956	2,713,355	(1.7)
International*	1,093,284	1,016,221	7.6
Total - Scheduled Service	3,760,240	3,729,576	0.8
Total (Including Charter)	3,760,458	3,730,403	0.8

Available Seat Miles (000):
Domestic*	3,429,435	3,446,104	(0.5)
International*	1,321,870	1,170,535	12.9
Total - Scheduled Service	4,751,305	4,616,639	2.9
Total (Including Charter)	4,751,591	4,618,155	2.9

Passengers Boarded*	3,645,999	3,803,138	(4.1)
System Load Factor*	79.1	80.8	(1.6)
Average Passenger Journey*	1,031.3	980.7	5.2

* scheduled service

NOTE:  Numbers may not add or calculate due to rounding

US AIRWAYS, INC.
YEAR-TO-DATE 2004

	Jan.-Aug. 2004	Jan.-Aug. 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	20,050,315	19,325,930	3.7
International*	7,412,410	6,237,355	18.8
Total - Scheduled Service	27,462,724	25,563,284	7.4
Total (Including Charter)	27,464,104	25,615,279	7.2

Available Seat Miles (000):
Domestic*	26,575,820	26,439,006	0.5
International*	9,412,789	7,959,056	18.3
Total - Scheduled Service	35,988,609	34,398,062	4.6
Total (Including Charter)	35,991,530	34,481,732	4.4

Passengers Boarded*	28,430,454	27,999,177	1.5
System Load Factor*	76.3	74.3	2.0
Average Passenger Journey*	966.0	913.0	5.8

* scheduled service

NOTE:  Numbers may not add or calculate due to rounding

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	August 2004	August 2003	Percent Change
Revenue Passenger Miles (000)	205,898	115,049	79.0
Available Seat Miles (000)	320,869	213,159	50.5
Passengers Boarded*	659,032	517,889	27.3
System Load Factor*	64.2	54.0	10.2
Average Passenger Journey	312.4	222.1	40.6

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2004

	Jan.-Aug. 2004	Jan.-Aug. 2003	Percent Change
Revenue Passenger Miles (000)	1,188,396	868,329	36.9
Available Seat Miles (000)	1,951,283	1,649,933	18.3
Passengers Boarded*	4,490,033	3,919,872	14.5
System Load Factor*	60.9	52.6	8.3
Average Passenger Journey	264.7	221.5	19.5

*scheduled service
** Piedmont Airlines, Inc., PSA Airlines, Inc., and the MidAtlantic Airways division of US Airways. The corporate merger of Allegheny Airlines, Inc., and Piedmont Airlines was effective July 1, 2004.

NOTE:  Numbers may not add or calculate due to rounding

NUMBER: 4794